CUSIP NO. 602675100	13G	Page 13 of 14

Exhibit 99.1

Joint Filing Agreement

February 12, 2014

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Commonwealth Bank of Australia, Colonial Holding Company Limited, Commonwealth Insurance Holdings Limited, Colonial First State Group Limited and First State Investments (Hong Kong) Limited, each hereby agree to the joint filing of this statement on Schedule 13G (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

Commonwealth Bank of Australia

By:	/s/ Margaret Taylor
Name:	Margaret Taylor
Title:	Company Secretary

Colonial Holding Company Limited

By:	/s/ Michael Venter
Name:	Michael Venter
Title:	Director

Commonwealth Insurance Holdings Limited

By:	/s/ Michael Venter
Name:	Michael Venter
Title:	Director

Colonial First State Group Limited

By:	/s/ Michael Venter
Name:	Michael Venter
Title:	Director

First State Investments (Hong Kong) Limited

By:	/s/ Michael Stapleton
Name:	Michael Stapleton
Title:	Director